                                                                    EXHIBIT 12.1

Northern Border Partners, L.P.
Ratio of earnings to fixed charges

                                                                 Year ended December 31,
                                                 ------------------------------------------------------    September 30,
                                                   1997        1998       1999       2000        2001           2002
                                                 --------    --------   --------   --------    --------    --------------
Fixed charges:

Interest expensed and capitalized                  34,520      49,923     67,807     81,881      91,653            63,953

Estimate of interest within rental expense            393         397        402        864       1,091               807
                                                 --------    --------   --------   --------    --------    --------------

Total fixed charges                                34,913      50,320     68,209     82,745      92,744            64,760
                                                 --------    --------   --------   --------    --------    --------------


Earnings:

Pretax income from continuing operations           53,075      68,055     81,356     77,098      89,285            91,371

Minority interest in net income                    22,253      30,069     35,568     38,119      42,138            34,612

Equity (earnings) losses from equity investees       (499)          0          0        647      (1,697)          (10,194)

Distributed income of equity investees                545           0          0        933       7,083             8,688

Interest capitalized                                    0           0          0        (58)       (834)             (282)

Fixed charges                                      34,913      50,320     68,209     82,745      92,744            64,760
                                                 --------    --------   --------   --------    --------    --------------

Total earnings                                    110,287     148,444    185,133    199,484     228,719           188,955
                                                 --------    --------   --------   --------    --------    --------------

Ratio of earnings to fixed charges                   3.16        2.95       2.71       2.41        2.47              2.92
                                                 ========    ========   ========   ========    ========    ==============